Exhibit 10.13

Indemnification Agreement

This Indemnification Agreement (this “Agreement”) is made on the        th of           , and is effective as of [        ] by and between SteadyMed Ltd. (the “Company”) and [        ] (“Indemnitee”).

WHEREAS, the Company and Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance have been limited; and

WHEREAS, the Company desires to attract and retain qualified directors and officers (collectively shall be referred as “Officer”) and to provide them with protection against liability and expenses incurred while acting in that capacity. Indemnitee is or is about to become an Officer of the Company. In order to induce Indemnitee to serve as an Officer of the Company the Company agrees to indemnify Indemnitee upon certain occurrences and exempt Indemnitee from liability, all under the terms of this Agreement.

Now, Therefore, the parties agree as follows:

1.                    Indemnity. The Company hereby undertakes, subject to the limitations set forth in this Agreement:

To indemnify Indemnitee to the greatest extent possible under applicable law against any liability or expense in respect of the following acts or omissions of Indemnitee in his or her capacity as an Officer of the Company: (i) any financial obligation imposed on Indemnitee in favor of another person by, or expended by Indemnitee as a result of, a court judgment, including a compromise judgment or an arbitrator’s award approved by a court in respect of any act or omission (“Action”) taken or made by Indemnitee in his or her capacity as an Officer; (ii) all reasonable litigation expenses, including attorneys’ fees, expended by Indemnitee as a result of an investigation or proceeding instituted against him or her by a competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent (the phrases “proceeding that has not ended in a criminal charge” and “financial obligation in lieu of a criminal proceeding” shall have the meaning as defined in Section 260(a1) of the Israeli Companies Law 5759-1999) or “in connection with financial sanction”; (iii) all reasonable litigation expenses, including attorneys’ fees, expended by Indemnitee or charged to him or her by a court, in a proceeding instituted against him or her by the Company or on its behalf or by another person, or in any criminal proceeding from which he or she was acquitted or in any criminal proceeding of a crime which does not require proof of criminal intent in which the Indemnitee is convicted; (iv) a financial obligation imposed on Indemnitee in favor of a violation subject as aforesaid in Section 52(54)(a)(1)(a) to the Israeli Securities Law 5728-1968 (“Securities Law”) or in connection with expenses expended by Indemnitee as a result of a procedure conducted in his matter under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable litigation expenses, attorneys’ fees, including in a way of indemnification in advance; (collectively referred to hereinafter as a “Claim”). The above indemnification will also apply to any action taken by the Indemnitee in his or her capacity as an Officer of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in his or her capacity as an Officer of a company not controlled by the Company but where his or her appointment as an Officer results from the Company’s holdings in such company (“Affiliate”). For purposes of Section 1 of this Agreement, the term “person” shall include, without limitation, a natural person, firm, partnership, joint venture, trust, company, corporation, limited liability entity, unincorporated organization, estate, government, municipality, or any political, governmental, regulatory or similar agency or body.

2.                    Limitations on Indemnity.

2.1.                  Subject to Section 2.2 below, the Company undertakes to indemnify Indemnitee in accordance with the terms of this Agreement in the greater of: (a) twenty-five percent (25%) of the Company’s total shareholders’ equity according to the Company’s most recent financial statements as of the time of the actual payment of indemnification and (b) $25,000,000 (the “Maximum Amount”). With respect to any claim in connection with or arising out of a public offering of the Company’s securities, the Maximum Amount (as appearing throughout this Agreement and exhibits, if any) shall be increased to the aggregate amount of proceeds from the sale by the Company and/or any shareholder of Company’s securities in such offering.. Such Maximum Amount has been determined by the Board of Directors of the Company to be reasonable under the circumstances.

2.2.                  Indemnitee shall not be entitled to indemnification under Section 1, for any amount imposed on him or her consequent to any of the following: (i) a breach of the duty of loyalty by Indemnitee except to the extent permitted by law, for a breach of a duty of loyalty while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company, the Subsidiary or the Affiliate, as applicable; or (ii) a violation of the Indemnitee’s duty of care towards the Company, which was committed intentionally or recklessly, but not if only committed negligently; or (iii) an act committed with the intention to realize a personal unlawful profit; or (iv) a fine or monetary penalty imposed on Indemnitee; or (v) any claim arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar applicable law of any jurisdiction.

3.                    Limitation of Categories of Claims. The indemnity pursuant to Section 1(i) above, shall only apply to liabilities or expenses arising in connection with acts or omissions of Indemnitee in respect of the events and circumstances set forth in Exhibit A to this Agreement, which are deemed by the Board of Directors of the Company to be foreseeable at the date hereof in view of the Company’s current activities.

4.                    Expenses; Indemnification Procedure. The Company shall advance Indemnitee all expenses incurred by Indemnitee in connection with a Claim on the date on which such amounts are first payable (“Time of Indebtedness”), and with respect to items mentioned in Section 1(ii) or 1(iii) above, even prior to a court decision, but has no duty to advance payments in less than seven (7) days following delivery of a written request therefor by Indemnitee to the Company, subject to Indemnitee undertaking to repay such advances if it is determined, in accordance with the terms of this Agreement or the provisions of any applicable law, that Indemnitee is not entitled to such indemnification. Advances given to cover litigation expenses in accordance with Section 1(ii) above will be repaid by Indemnitee to the Company if such investigation or proceeding has ended in a criminal charge or if a financial liability was imposed in lieu of a criminal proceeding for a crime which requires a finding of criminal intent, within thirty (30) days as of the court’s decision. Advances given to cover litigation expenses in accordance with Section 1(iii) above will be repaid in full by Indemnitee to the Company, if Indemnitee is found guilty of a crime that requires proof of criminal intent, within thirty (30) days as of the court’s decision. Other advances will be repaid by Indemnitee to the Company if it is determined that Indemnitee is not entitled to such indemnification. As part of the aforementioned undertaking, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee’s assets.

5.                    Notification and Defense of Claim. If any Claim is brought against Indemnitee in respect of which indemnity is sought under this Agreement:

5.1.                  Indemnitee will notify the Company in writing of the commencement thereof without delay following Indemnitee first becoming aware thereof (similarly, Indemnitee must notify the Company in writing on an ongoing and current basis concerning all events that Indemnitee suspects may possibly give rise to the initiation of legal proceedings against Indemnitee), and Indemnitee will deliver to the Company, or to such person as it shall advise Indemnitee, without delay all documents Indemnitee receives or possesses in connection with the Claim, and the Company will be entitled to participate therein at its own expense or to assume the defense thereof and to employ counsel reasonably satisfactory to Indemnitee. Indemnitee shall have the right to employ his or her own counsel in connection with any such Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless: (i) the Company shall have authorized the employment of counsel by Indemnitee; (ii) the Company shall have not assumed the defense of the Claim within a reasonable time; or (iii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and Indemnitee and the Company shall have reasonably concluded that joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, in any of which events reasonable fees and expenses of such counsel to Indemnitee shall be borne by the Company. The Company and/or its attorney shall be entitled to conclude such proceedings, all as it see fit, including by way of settlement. At the request of the Company, Indemnitee shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct Indemnitee’s defense and to represent him or her in all matters connected therewith. For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee’s name or to agree to a plea-bargain in his or her name without Indemnitee’s prior written consent. Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), the Company and/or its attorneys will not have the right to admit to any occurrences that are not indemnifiable pursuant to this Agreement and/or pursuant to law, without Indemnitee’s prior written consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to come to a financial arrangement with a plaintiff in a civil proceeding without Indemnitee’s consent so long as such arrangement will not be an admittance of an occurrence not fully indemnifiable pursuant to this Agreement and/or pursuant to law.

5.2.                  The Company shall not be liable to indemnify Indemnitee for any amounts paid in settlement of any Claim affected without the Company’s written consent.

5.3.                  Indemnitee shall give the Company such information and cooperation as may be required.

6.                    Other Indemnification. The Company will not indemnify Indemnitee for any liability or expenses with respect to which Indemnitee has received payment by virtue of an insurance policy or other indemnification agreement, other than for amounts, which are in excess of the amount paid to Indemnitee pursuant to such policy or agreement and other than a deductible payable by the Indemnitee under an insurance policy or indemnification agreement.

7.                    Collection from a Third Party. The Company will be entitled to any amount collected from a third party in connection with a Claim or Claims actually indemnified hereunder by the Company, to be paid by the Indemnitee to the Company within fifteen (15) days as of the receipt of the said amount.

8.                    Post Factum Indemnification. It is hereby clarified that nothing in here shall limit the

Company’s right to indemnify the Indemnitee, post factum, subject to the provisions of applicable law.

9.                    Severability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Further, if, and solely to the extent that, any provision of this Agreement shall for any reason be held to be excessively broad, the provision shall be construed in such manner as to enable it to be enforced to the extent compatible with applicable law.

10.             Termination of services. For the avoidance of doubt, the Company will indemnify Indemnitee even if at the relevant Time of Indebtness Indemnitee is no longer an Officer of the Company or of a Subsidiary or an Affiliate, as applicable, provided, that the obligations are in respect of actions taken by the Indemnitee while serving as an Officer, as aforesaid, and in such capacity.

11.             Further Assurances. The parties will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary, if for the validation of any of the undertakings in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause them to be done or adopted in a manner which will enable the Company to fulfill all its undertakings as aforesaid.

12.             Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to its subject matter, and supersedes and cancels all prior agreements, proposals, representations and communications between the parties regarding the subject matter hereof. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

13.             Binding Effect; No Assignment. This Agreement shall be binding upon Indemnitee and the Company, their successors and assigns, and shall inure to the benefit of Indemnitee, his heirs, personal representatives and assigns and to the benefit of the Company, its successors and assigns. Indemnitee shall not assign or otherwise transfer his rights or obligations under this Agreement and any attempt to assign or transfer such rights or obligations shall be deemed null and void.

14.             Governing Law; Jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Israel, without regard to their rules of conflict of laws, and any dispute arising from or in connection with this Agreement is hereby submitted to the sole and exclusive jurisdiction of the competent courts in Tel Aviv, Israel.

This Agreement is being executed pursuant to the resolutions adopted by the Board of Directors of the Company on February 20, 2015, and by the shareholders of the Company on March 1, 2015. At the time of approval, the Board of Directors of the Company has determined, based on the current activity of the Company, that the amount stated in Section 2.1 herein is reasonable and that the events listed in Exhibit A herein are reasonably anticipated.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SteadyMed Ltd.	[ ]

EXHIBIT A

1.                           The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

2.                           Occurrences resulting from the Company’s status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or in any other jurisdiction;

3.                           Occurrences in connection with the management and/or operation of the Company and/or its Subsidiaries and/or its Affiliates.

4.                           Occurrences in connection with investments the Company and/or Subsidiaries and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by the Officer in the name of the Company and/or a Subsidiary and/or an Affiliate as an Officer of the corporation the subject of the transaction and the like;

5.                           Occurrences in connection with the relationship of the Company and/or its Subsidiaries and/or its Affiliates among themselves, or with others, including clients, suppliers, contractors etc.

6.                           Occurrences in connection with labor relations and/or employment matters in the Company, Subsidiaries and/or Affiliates and trade relations of the Company, Subsidiaries and/or Affiliates, including pension plans or compensation funds, or providence funds, or insurance or options for the benefit of employees, including in any matter with respect to work safety and hygiene.

7.                           Occurrences in connection with the intellectual property of the Company, Subsidiaries and/or Affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property.

8.                           Occurrences in connection with the Company, Subsidiaries and/or Affiliates’ environment, including inter alia, accepted practices, regulations, environmental pollution, health protection, production procedures, distribution, hauling, storage, tending or use of hazardous materials.

9.                           Occurrences in connection with anti-trust matters with respect to the Company its Subsidiaries and/or Affiliates.

10.                    Occurrences in connection with the operation of the Company’s Subsidiaries and/or Affiliates.

11.                    Occurrences in connection with the Company’s Subsidiaries and/or Affiliates’, dividend distribution or the purchasing of the Company’s shares and/or any of its subsidiaries.

12.                    Occurrences in connection with the legal opinion in the matter of acquisition proposal of the Company, its Subsidiaries and/or Affiliates after the Company has made an Initial Public Offering (“IPO”),

13.                    Actions in connection with the merger of the Company, a Subsidiary and/or an Affiliate with or into another entity;

14.                    Occurrences in connection with the approval of a transaction with an officer of the Company, its Subsidiaries and/or Affiliates, or an officer and/or a shareholder of the Company, its Subsidiaries and/or Affiliates after the Company has made an IPO

15.                    Occurrences in connection with the tax authorities and/or the governmental and/or other authorized authorities in any matter with respect to transaction and/or other actions involving the Company and/or its Subsidiaries and/or Affiliates.

16.                    An act or a derivative thereof that is contrary to the Company’s Articles of Association

17.                    Representations and warranties made in good faith in connection with the business of the Company or its subsidiaries.

18.                    Negotiations, execution, delivery and performance of agreements of any kind or nature, anti-competitive acts, acts of commercial wrongdoing, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, actions concerning the approval of transactions with office holders or shareholders, including controlling persons and claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care with respect to the Company’s business.

19.                    Violations of securities laws of any jurisdiction, including, without limitation, fraudulent disclosure claims, failure to comply with any securities authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, debt holders, shareholders and the investment community; claims relating to or arising out of financing arrangements, any breach of financial covenants or other obligations towards lenders or debt holders of the Company, class actions, violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions taken in connection with the issuance of any type of securities of Company, including, without limitation, the grant of options to purchase any of the same.

20.                    Liabilities arising in connection with any products or services developed, distributed, sold, provided, licensed or marketed by the Company, and any actions in connection with the distribution, sale, license or use of such products.

21.                    Any claim or demand made in connection with any transaction not in the ordinary course of business of the Company, including the sale, lease or purchase of any assets or business, receiving and granting credit and the giving or receiving of collateral security, including contracting under finance agreements with banks and/or other financial entities for purposes of financing transactions or contractual arrangements, including a transaction with an interested party.

22.                    Any claim or demand made by any third party suffering any personal injury and/or bodily injury or damage to business or personal property or any other type of damage through any act or omission attributed to the Company, or its employees, agents or other persons acting or allegedly acting on its behalf.

23.                    Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company or any of its businesses, assets or operations, or the terms and conditions of any operating certificate or licensing agreement.

24.                    Actions taken pursuant to or in accordance with policies and procedures of the Company (including tax policies and procedures), whether such policies and procedures are published or not.